December 27, 1996




Mr. Michael Ovitz
c/o Robert L. Adler, Esq.
Munger, Tolles & Olson
355 S. Grand Avenue, 35th Floor
Los Angeles, California   90071

Dear Michael:

Reference is made to my letter to you dated December 12, 1996. By our mutual agreement this letter will supersede and replace my prior letter.

This will confirm the terms of your agreement with the Company as follows:

      1. The Term of your employment under your existing Employment Agreement with The Walt Disney Company will end at the close of business today. Consequently, your signature confirms the end of your service as an officer, and your resignation as a director, of the Company and its affiliates.

      2. This letter will for all purposes of the Employment Agreement be treated as a "Non-Fault Termination." By our mutual agreement, the total amount payable to you under your Employment Agreement, including the amount payable under Section 11(c) in the event of a "Non-Fault Termination," is $38,888,230.77, net of withholding required by law or authorized by you. By your signature on this letter, you acknowledge receipt of all but $1,000,000 of such amount. Pursuant to our mutual agreement, this will confirm that payment of the $1,000,000 balance has been deferred until February 5, 1997, pending final settlement of accounts.

      3. This letter will further confirm that the option to purchase 3,000,000 shares of the Company's Common Stock granted to you pursuant to Option A described in your Employment Agreement will vest as of today and will expire in accordance with its terms on September 30, 2002.

Please confirm your agreement to the foregoing by countersigning below.

Sincerely,

/s/ Sanford M. Litvack
Sanford M. Litvack


AGREED:


/s/ Michael Ovitz
Michael Ovitz

                                 GENERAL RELEASE


            THIS GENERAL RELEASE (this "Release") is executed as of December 27, 1996, by the undersigned Releasor in favor of The Walt Disney Company, a Delaware corporation (the "Company"), and the other Releasees referred to herein, in connection with the following:

            A. Releasor and the Company are parties to an Employment Agreement dated as of October 1, 1995 (the "Employment Agreement").

            B. Simultaneously with the execution and delivery of this Release, the Company and Releasor are executing and delivering a letter agreement (the "Letter Agreement") that ends the employment Term set forth in the Employment Agreement and that treats the Letter Agreement and the ending of such Term as a "Non-Fault Termination" under the Employment Agreement.

            C. Pursuant to the terms of the Letter Agreement and the Employment Agreement, the Company has: (i) paid to Releasor the sum called for by the Letter Agreement, except for the sum of $1,000,000 which has been deferred in accordance with the terms of the Letter Agreement (the "Deferred Amount"), (ii) vested the option to purchase 3,000,000 shares of the Company's Common Stock granted to Releasor pursuant to Option A described in the Employment Agreement (the "Option"), and (iii) confirmed that such Option will expire in accordance with its terms on September 30, 2002.

            NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by Releasor, the undersigned Releasor hereby agrees as follows:

            1. Release. Except as expressly set forth below, Releasor hereby releases, remises, acquits and forever discharges (a) the Company, (b) each of the Company's parents, subsidiaries, affiliated companies, divisions, predecessors, successors and assigns, (c) each of the foregoing's officers, directors, representatives, employees, agents and shareholders in their respective capacities as such, and (d) all persons acting by, through, under or in concert with any of them (all of the persons and entities referred to above being collectively referred to as the "Releasees"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort or any legal restrictions related to the end of Releasor's employment by the Company, or any Federal, state or other governmental statute, regulation or ordinance, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, and the California Fair Employment and Housing Act (each of the foregoing being referred to individually as a "Claim" and collectively as "Claims"), that Releasor now has, or has ever had, or ever will have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up to the date hereof. With respect to Claims that are released under this Paragraph 1, Releasor represents that he has not filed any complaints or charges or lawsuits of any kind whatsoever against any of the Releasees with any governmental agency or any court and further represents and agrees that he will not do so at any time hereafter. Without limiting the generality of the foregoing, Releasor acknowledges that, except for matters that are expressly excluded below from the release set forth herein, the payments called for by the Letter Agreement, the vesting of the Option, and the exercisability of the Option through September 30, 2002 in accordance with, and subject to, its terms and the stock option plan pursuant to which it was granted, are in lieu of and in full and final discharge of any obligations to Releasor for compensation, salary, bonus, vacation pay, floating holidays, severance payments, or any other expectations of payment, remuneration, or continued coverage or benefit of any nature for or in favor of Releasor arising out of or in connection with his employment with the Company, or under any agreement, arrangement, commitment, plan, program, practice or policy of the Company or any affiliate thereof or otherwise.

            2. Scope of Release. Except for those matters that are expressly excluded from the Release set forth herein, this Release is intended as a release of all Claims that the Releasor may have against the Releasees or any of them, whether now known or unknown. In furtherance thereof, the Releasor expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows:

      "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

Thus, notwithstanding the provisions of Section 1542, and for the purposes of implementing a full and complete release and discharge of the Releasees, Releasor expressly acknowledges that this Release is intended to include in its effect, without limitation, all Claims that Releasor does not know or suspect to exist in Releasor's favor at the time of execution hereof, and this Release contemplates the extinguishment of any such Claim or Claims except to the extent expressly set forth herein.

            3. Age Discrimination Claims. Releasor hereby acknowledges that insofar as the Claims that are the subject of release include any Claim arising under the federal Age Discrimination Act of 1967, as amended ("Age Discrimination Claim"), the following terms apply:

                  a. Releasor has been advised in writing to consult with an attorney prior to agreeing to and signing this Release.

                  b. Releasor has been advised that he has a period of 21 days within which to consider the terms of this Release prior to signing this Release; however, Releasor may voluntarily choose to sign prior to the end of the 21-day period.

                  c. Releasor has been advised that he has a period of 7 days immediately following his signing of this Release (the "Revocation Period") in which to revoke this entire Release and that any such revocation must be in writing, signed by Releasor, and hand delivered during the revocation period to the Senior Vice President and Chief of Corporate Operations of the Company.

                  d. In furtherance of the foregoing and notwithstanding any other provision hereof, Releasor agrees not to exercise all or any part of the Option for a period of eight (8) days following Releasor's execution of this Release.

If Releasor chooses to exercise his right during the Revocation Period to revoke this Release, then, in order to place the Company and Releasor in the positions they were in prior to the Letter Agreement, Releasor shall, within 24 hours of the revocation, return to the Company all amounts paid to Releasor pursuant to the Letter Agreement and any other benefits whatsoever conferred upon Releasor in the Letter Agreement, including the vesting of the Option referred to therein. Releasor shall take all reasonably required steps, including execution of such documents as may be required by the Company, to effectuate such return of payments and other consideration. Upon such timely return of such payments and other consideration, Releasor shall reserve whatever rights and claims he held prior to the Letter Agreement and this Release. However, in the event that Releasor fails or refuses, following revocation during the Revocation Period, to effect a timely and complete return of all such payments and other consideration to the Company, then the Option shall expire, lapse and become non-exercisable, notwithstanding any of the provisions of the Employment Agreement, the Letter Agreement, the stock option agreement evidencing the Option or the stock option plan pursuant to which the Option was granted.

            4. Exclusions. Notwithstanding the foregoing, nothing in this Release shall operate, or shall be construed or interpreted, as a release, acquittal, discharge or waiver of any of the following, and none of the following shall be included in the Claims that are the subject of this
Release:

                  a. Such rights of Releasor as are unconditionally vested in him as of the date hereof under the terms of any (i) applicable employee pension plan of the Company to which Releasor may be subject, or (ii) any other applicable employee welfare benefit plans of the Company or its affiliates, Releasor hereby acknowledging that all such rights referred to in clauses (i) and (ii) shall be provided only in accordance with, and subject to, the terms and provisions of the relevant plans as in effect from time to time which are applicable to Releasor.

                  b. The right of Releasor and his dependents to the continuation of health care coverage as is required under, and subject to, applicable law, of which Releasor understands he will be notified after the date hereof, Releasor hereby acknowledging that such rights are subject to Releasor's timely exercise and that all payments for any such continued health care coverage will be paid by him.

                  c. Releasor's right to the return of any tangible personal property of his that is currently in the possession of the Company, Releasor acknowledging that nothing herein or in the documents referred to herein has waived or limited the Company's right to the return from Releasor of tangible personal property of the Company that is in Releasor's possession, all of which tangible personal property shall be returned to the Company or the Releasor, as the case may be, as soon as reasonably practicable, but in no event later than January 29, 1997.

                  d. Releasor's right to reimbursement of business expenses incurred through the date hereof, in accordance with and subject to the terms of
Section 7 of the Employment Agreement, including requests for reimbursement submitted prior to or after the date hereof, provided that in order for a request to be eligible for reimbursement it must be submitted on or before January 29, 1997, and provided further that requests for reimbursement of bills actually received by Releasor prior to September 30, 1996 must be submitted prior to the date hereof.

                  e. Any right which Releasor now has or may have to claim indemnity (including advancement of expenses) for liabilities in connection with his activities as a director, officer or employee of the Company pursuant to the terms of any applicable statute, under any insurance policy, pursuant to the certificate of incorporation or bylaws of any Releasee, or pursuant to the terms of any applicable indemnification agreement to which Releasor and the Company or any affiliate of the Company are or have been parties.

                  f. Except as provided in Paragraph 3 above, any right of Releasor, whether arising under the Employment Agreement, the Letter Agreement, the Stock Option Agreement of the Company with respect to the Option, any stock option plan of the Company, or otherwise, in respect of the grant, issuance, validity, enforceability, vesting, or exercise of the Option, or the entitlement of the Releasor to Common Stock of the Company upon the exercise of all or any portion of the Option in accordance with and subject to its terms, up to its date of expiration on September 30, 2002.

                  g.    Any Claim of entitlement by Releasor to the Deferred
Amount.

            5. General. Releasor hereby confirms that: (a) Releasor's execution of this Release is a material inducement to the Company's entering into the Letter Agreement and making the payments at the time called for therein; (b) Releasor has had the opportunity to consult, and has in fact consulted with, legal counsel concerning this Release; (c) except for the provisions of this Release and agreements between the Releasor and the Company referred to in this Release, no statements, representations or promises have been made to Releasor, or relied upon by Releasor, in executing this Release; (d) notwithstanding any other term or provision hereof or of the Letter Agreement, Sections 8(b) and 19 of the Employment Agreement and any provisions of the Employment Agreement that are expressly designated therein to survive the expiration or earlier termination of the Term of employment shall remain in full force and effect in accordance with their terms; and (e) this Release shall be governed by the laws of the State of California without giving effect to conflicts of law principles.

            IN WITNESS WHEREOF, Releasor has executed this Release as of the day and year first above written.


                                    /s/ Michael S. Ovitz
                                    Michael S. Ovitz